Royal Bank of Canada	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

Pricing Supplement Dated April 24, 2018 To the Prospectus Dated January 8, 2016 and Prospectus Supplement Dated January 8, 2016	$1,500,000,000 3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

We will pay interest on the 3.200% Senior Notes, due April 30, 2021, which we refer to in this pricing supplement as the Notes, semi-annually on April 30 and October 30 of each year.  We will make the first interest payment on October 30, 2018.  The Notes will mature on April 30, 2021.  The Notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.  We will issue the Notes in minimum denominations of $1,000 and integral multiples thereof.

We may not redeem the Notes prior to their maturity.  There is no sinking fund for the Notes.  All payments on the Notes are subject to our credit risk.

The CUSIP number for the Notes is 78013XKG2.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks.  See “Risk Factors” on page P-5 of this pricing supplement and beginning on page S-1 of the prospectus supplement dated January 8, 2016.

The Notes are unsecured and are not savings accounts or insured deposits of a bank.  The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	99.929%	$ 1,498,935,000
Underwriting discount	0.150%	$ 2,250,000
Proceeds to Royal Bank of Canada	99.779%	$ 1,496,685,000

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear, Clearstream and CDS Clearing and Depository Services Inc. (“CDS”)) on or about April 30, 2018, against payment in immediately available funds.

Lead Managers and Joint Book Runners

RBC Capital Markets	J.P. Morgan	Wells Fargo Securities

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the prospectus dated January 8, 2016 called “Description of Debt Securities” and prospectus supplement dated January 8, 2016 called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

Issuer:	Royal Bank of Canada (the “Bank”)

Issue:	Senior Global Medium-Term Notes, Series G

Title of Series:	3.200% Senior Notes, due April 30, 2021

Ranking:	Senior

Aggregate Principal Amount Initially Being Issued:	US $1,500,000,000

Currency:	U.S. Dollars

Minimum Denominations:	$1,000 and integral multiples thereof

Pricing Date:	April 24, 2018

Issue Date:	April 30, 2018

Maturity Date:	April 30, 2021

CUSIP / ISIN / Common Code:	78013XKG2/ US78013XKG24/ 181542713

Interest Rate:	For each Interest Period, the Notes will bear interest at the fixed rate of 3.200% per annum.

Interest Payment Dates:	Semi-Annually, on each April 30 and October 30, beginning on October 30, 2018 and ending on the Maturity Date, subject to the Payment Convention, as described below.

Interest Periods:
The Notes will bear interest from and including each Interest Payment Date (or in the case of the initial Interest Period, the Issue Date) to but excluding the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date) (each such period, an “Interest Period”), subject to the Payment Convention, as described below.

Day Count Fraction:	Interest will be computed and paid on a 30/360 basis (based upon a 360-day year of twelve 30-day months).

Payment Convention:
If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

Record Dates for Interest Payments:	The fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

Redemption at our Option:	Not applicable.

Repayment at Option of Holder:	Not applicable.

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Public Offering Price:	99.929%

Underwriting Discount:	0.150%

Clearance and Settlement:
DTC (including through its indirect participants Euroclear, Clearstream and CDS, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above on pages P-2 and P-3 under the caption “Terms of the Notes” of this pricing supplement.

The Notes are part of a series of senior debt securities of the Bank entitled “Senior Global Medium-Term Notes, Series G.”  The Notes will have the CUSIP No. 78013XKG2.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

RECENT DEVELOPMENTS

Bail-in Regulations

On June 22, 2016, legislation came into force, amending the Bank Act (Canada) (the “Bank Act”) and the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and certain other federal statutes pertaining to banks to create a bank recapitalization or “bail-in” regime for Canada’s six domestic systemically important banks, which include the Bank.  On April 18, 2018, the Government of Canada published the final regulations under the CDIC Act and the Bank Act, which provide key details of the conversion, issuance and compensation regimes for bail-in instruments issued by domestic systemically important banks, including the Bank (collectively, the “Bail-In Regulations”).  The Bail-In Regulations come into force on September 23, 2018.  Pursuant to the CDIC Act, in circumstances when the Superintendent of Financial Institutions has determined that the Bank has ceased, or is about to cease, to be viable, the Governor in Council may, upon a recommendation of the Minister of Finance that he or she is of the opinion that it is in the public interest to do so, grant an order directing the CDIC to convert all or a portion of certain shares and liabilities of the Bank into common shares of the Bank (a “Bail-In Conversion”).  Under the Bail-In Regulations certain debt obligations such as structured notes, covered bonds and certain derivatives would not be subject to a Bail-In Conversion.

The Bail-In Regulations prescribe the types of shares and liabilities that will be subject to a Bail-In Conversion.  Subject to certain exceptions, any senior debt with an initial or amended term to maturity (including explicit or embedded options) of greater than 400 days, that is unsecured or partially secured and has been assigned a CUSIP or ISIN or similar identification number would be subject to a Bail-In Conversion.  Shares, other than common shares, and subordinated debt would also be subject to a Bail-In Conversion unless they are non-viability contingent capital, as defined in the Bail-In Regulations.

Notwithstanding the above, the Bail-In Regulations provide that any shares and liabilities issued before the date the Bail-In Regulations come into force (i.e., September 23, 2018), including the Notes, that would otherwise be subject to Bail-In Conversion, would not be subject to a Bail-In Conversion, unless, in the case of any such liability, the terms of such liability are, on or after that day, amended to increase its principal amount or to extend its term to maturity and such liability, as amended, meets the requirements to be subject to a Bail-In Conversion.

After the Bail-In Regulations come into force, notes (as defined in the accompanying prospectus supplement dated January 8, 2016) having a term to maturity of greater than 400 days issued or amended to increase their principal amount or extend their maturity after the date the Bail-In Regulations come into force will generally be subject to a Bail-In Conversion.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated January 8, 2016, and the accompanying prospectus supplement, dated January 8, 2016.  The Notes are not secured debt.  You should carefully consider whether the Notes are suited to your particular circumstances.  This pricing supplement should be read together with the accompanying prospectus, dated January 8, 2016, and the accompanying prospectus supplement, dated January 8, 2016.  The information in the accompanying prospectus and the accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.  This section describes the most significant risks relating to an investment in the Notes.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

Investors Are Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.

Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the Notes.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

The market value of your Notes may fluctuate between the date you purchase them and the Maturity Date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•	supply and demand for the Notes, including inventory positions with the underwriters or any other market-maker;

•	interest rates in the market and expectations about future interest rates;

•	the creditworthiness of the Bank;

•	the time remaining to the maturity of the Notes; and

•	economic, financial, political, regulatory or judicial events that affect financial markets generally.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited.

The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  The underwriters may, but are not obligated to, make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact.  If at any time the underwriters were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, or of a right to receive payment in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)	is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof other than by reason of the holder’s activity in connection with purchasing such Note, the holding of such Note or the receipt of payments thereunder;

(iii)	is, or does not deal at arm’s length with a person who is, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Bank;

(iv)
presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture;

(v)
could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Sections 1471 through 1474 of the United States Internal Revenue Code of 1986 (or any successor provisions) (the “Internal Revenue Code”), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

SUPPLEMENTAL TAX CONSIDERATIONS

The following does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the material U.S. federal income tax consequences of owning the Notes, please see the section “Tax Consequences—United States Taxation” in the accompanying prospectus, dated January 8, 2016.  We have determined that the Notes will not be treated as issued with a greater than de minimis amount of original issue discount for U.S. federal income tax purposes.  This discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus).  If you are not a U.S. holder, please consult your own tax advisor.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The discussion below supplements and updates the material Canadian federal income tax consequences of investing in the Notes described in “Tax Consequences—Canadian Taxation” in the accompanying prospectus, dated January 8, 2016, and under “Certain Income Tax Consequences—Canadian Taxation” in the accompanying prospectus supplement, dated January 8, 2016.  This section also updates and supplements the opinion of Norton Rose Fulbright Canada LLP in the accompanying prospectus and prospectus supplement and is subject to the limitations set forth therein.

Noteholders Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, is a Resident Holder (as defined in the accompanying prospectus).

In general, for the purpose of the Income Tax Act (Canada), all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).

To the extent that the principal amount of a Note exceeds the amount for which it was issued, the excess (the “Discount”) may be required to be included in computing a Resident Holder’s income either (i) in each taxation year in which all or a portion of such amount accrues (in circumstances where the Discount is or is deemed to be interest); or (ii) in the taxation year in which the Discount is received or receivable by the Resident Holder. If the Discount is (or is deemed to be) interest to a Resident Holder, such Resident Holder would be required to include in income annually the portion of such interest (or deemed interest) that accrues to such Resident Holder as required by the Tax Act and Regulations, notwithstanding that the Discount will not be received or receivable until repayment. Resident Holders should consult their tax advisors as to the Canadian tax treatment of any Discount.

Noteholders Not Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, is a Non-resident Holder (as defined in the accompanying prospectus).

In general, for the purpose of the Income Tax Act (Canada), all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).

Interest paid or credited or deemed to be paid or credited on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax and there are generally no other taxes on income (including taxable capital gains) payable in respect of a Note or interest, discount or premium thereon by a Non-resident Holder.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan‘s particular circumstances before authorizing an investment in the debt securities.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code.  In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

For a further discussion of benefit plan investor considerations, please see the discussion under the heading “Benefit Plan Investor Considerations” in the accompanying prospectus, dated January 8, 2016.

CLEARANCE AND SETTLEMENT

The Notes will settle through DTC, and its indirect participants Euroclear, Clearstream and CDS.  For a description of DTC, Euroclear, Clearstream and CDS, see “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated January 8, 2016.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

On April 24, 2018, we entered into a terms agreement with the underwriters pursuant to the Distribution Agreement, dated April 30, 2015, as amended January 8, 2016, among us and the agents party thereto for the purchase and sale of the Notes.  We have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of Notes
RBC Capital Markets, LLC	$440,000,000
J.P. Morgan Securities LLC	$440,000,000
Wells Fargo Securities, LLC	$440,000,000
ANZ Securities, Inc.	$11,250,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$11,250,000
BNY Mellon Capital Markets, LLC	$11,250,000
Capital One Securities, Inc.	$11,250,000
Commonwealth Bank of Australia	$11,250,000
DBS Bank Ltd.	$11,250,000
Fifth Third Securities, Inc.	$11,250,000
Imperial Capital, LLC	$11,250,000
nabSecurities, LLC	$11,250,000
Regions Securities LLC	$11,250,000
Santander Investment Securities Inc.	$11,250,000
Standard Chartered Bank	$11,250,000
SunTrust Robinson Humphrey, Inc.	$11,250,000
The Huntington Investment Company	$11,250,000
U.S. Bancorp Investments, Inc.	$11,250,000
Westpac Capital Markets, LLC	$11,250,000
Total	$1,500,000,000

Commonwealth Bank of Australia, DBS Bank Ltd. and Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The underwriters may sell the Notes to certain dealers at the public offering price, less a concession that will not exceed 0.100% of their principal amount.  The underwriters and those dealers may resell the Notes to other dealers at a reallowance discount that will not exceed 0.050% of their principal amount.  After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change.

We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $75,000.

Subject to the terms and conditions of the terms agreement, the underwriters have agreed to purchase the Notes as principal, for their own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less an underwriting discount of 0.150%.  To the extent the underwriters resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended.  The underwriters have advised us that, if they are unable to sell all the Notes at the public offering price, the underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

In the future, the underwriters may repurchase and resell the Notes in market-making transactions.  For more information about the plan of distribution, the Distribution Agreement (of which the terms agreement forms a part) and possible market-making activities; see “Supplemental Plan of Distribution” in the accompanying prospectus supplement dated January 8, 2016.

We will deliver the Notes against payment therefor on April 30, 2018, which is the fourth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to any such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade Notes on any date more than two business days prior to delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in four business days (T + 4), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121.  Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  The underwriters, with the exception of Commonwealth Bank of Australia, DBS Bank Ltd. and Standard Chartered Bank, are members of FINRA.  RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area.  In relation to each member state of the European Economic Area (each, a “Member State”), no offer of Notes has been or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

provided that no such offer of Notes referred to in (a) to (c) above shall result in a requirement for the Bank or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

This pricing supplement and the accompanying prospectus and prospectus supplement have been prepared on the basis that any offer of Notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement may only do so in circumstances in which no obligation arises for the Bank or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Bank nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the Bank or the underwriters to publish a prospectus for such offer.

For the purpose of this provision, the expression an “offer of Notes” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC  (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom.  This pricing supplement and any other material in relation to the Notes are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This pricing supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement or any of its contents.

Hong Kong.  The Notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

Singapore.  This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the accompanying prospectus and prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

3.200% Senior Notes, Due April 30, 2021 Royal Bank of Canada

VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law, and by Norton Rose Fulbright Canada LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials.  You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Series G MTN prospectus supplement dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm

•	Prospectus dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.